Exhibit 10.13

ELECTROMED, INC.

2017 OMNIBUS INCENTIVE PLAN

Restricted Stock Agreement

(Non-Employee Directors)

Electromed, Inc., a Minnesota corporation (the “Company”), pursuant to its 2017 Omnibus Incentive Plan (the “Plan”), hereby grants to you, the Participant named below, an award of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), whose vesting is subject the satisfaction of service-based conditions (the “Restricted Shares”). The terms and conditions of this Restricted Stock Award are set forth in this Restricted Stock Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term used but not defined in this Agreement will be defined as provided in the Plan, as it currently exists or as it may be amended.

Full Name of Participant:
Number of Restricted Shares Granted:	Grant Date:

Vesting Schedule:

Vesting Date	Portion of Restricted Shares to Vest

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Restricted Stock Award.

PARTICIPANT:	ELECTROMED, INC.

By:
[Name]	Name:
Title:

Electromed, Inc.

2017 Omnibus Incentive Plan

Restricted Stock Agreement

Terms and Conditions

1.	Grant of Restricted Shares. The Company hereby grants to you, as of the Grant Date specified on the cover page of this Agreement and subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Restricted Shares specified on the cover page of this Agreement. Unless and until these Restricted Shares vest as provided in Section 4 below, they are subject to the restrictions specified in Section 3 of this Agreement.

2.	Delivery of Restricted Shares. As soon as practicable after the Grant Date, the Company will cause its transfer agent to either maintain a book entry account in your name reflecting the issuance of the Restricted Shares, or issue one or more stock certificates in your name evidencing the Restricted Shares. Any such stock certificate will be deposited with the Company or its designee, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry that reflects the issuance of such Restricted Shares will be subject to stop transfer instructions as provided in Sections 7(b) and 7(c). Your right to receive this Restricted Stock Award is conditioned upon your execution and delivery to the Company of any instruments of assignment that may be necessary to permit transfer to the Company of all or a portion of the Restricted Shares if such Restricted Shares are forfeited in whole or in part.

3.	Applicable Restrictions.

(a)          Beginning on the Grant Date, you shall have all rights and privileges of a shareholder of the Company with respect to the Restricted Shares except as follows:

(i)	Dividends and other distributions declared and paid with respect to the Restricted Shares before they vest shall be subject to Section 3(c).

(ii)	None of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered, subjected to a levy or attachment or disposed of before they have become Vested Shares (as defined in Section 4(a)) other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or, if and to the extent permitted under the Plan, pursuant to a beneficiary designation submitted to the Company.

(iii)	All or a portion of the Restricted Shares may be forfeited under the circumstances specified in Section 6.

(b)          Any attempt to transfer or dispose of any Restricted Shares in a manner contrary to the transfer restrictions shall be void and of no effect.

(c)          Any dividends or distributions, including regular cash dividends, payable or distributable with respect to or in exchange for outstanding but unvested Restricted Shares, including any shares of Common Stock of the Company or other property or securities distributable as the result of any equity restructuring, shall be delivered to, retained and held by the Company subject to the same restrictions, vesting conditions and other terms of this Agreement to which the underlying unvested Restricted Shares are subject. At the time the underlying Restricted Shares vest, the Company shall deliver to you (without interest) the portion of such retained dividends and distributions that relate to the Restricted Shares that have vested. You agree to execute and deliver to the Company any instruments of assignment that may be necessary to permit transfer to the Company of all or any portion of any dividends or distributions subject to this Section 3(c) that may be forfeited.

4.	Vesting of Restricted Shares.

(a)	Scheduled Vesting. So long as your Service continues, a portion of the Restricted Shares will cease to be subject to possible forfeiture on each Vesting Date specified in the table at the beginning of this Agreement, or at such earlier time as may be specified in subsections (b) and (c) of this Section 4. Restricted Shares that have so ceased to be subject to forfeiture restrictions are sometimes referred to as “vested” or as “Vested Shares” in this Agreement.

(b)	Death or Disability. If your Service with the Company terminates because of death or Disability prior to a Vesting Date of this Award, all Restricted Shares subject to this Award will vest and become Vested Shares, and shall no longer be subject to the transfer restrictions set forth in Subsection 3(a)(ii), as of the date of your termination of Service.

(c)	Change in Control. If a Change in Control occurs prior to a Vesting Date of this Award and while your Service continues, all Restricted Shares subject to this Award will vest and become Vested Shares, and shall no longer be subject to the transfer restrictions set forth in Subsection 3(a)(ii), as of the date of the Change in Control.

5.	Release of Vested Shares. Following the vesting of Restricted Shares and the corresponding lapse of the transfer restrictions as to those Vested Shares, and after the Company has determined that all conditions to the release of Vested Shares to you, including compliance with all applicable legal requirements, have been satisfied, it shall release to you such Vested Shares, as evidenced by issuance to you of a stock certificate without restrictive legend, by electronic delivery of such Shares to a brokerage account designated by you, or by an unrestricted book-entry registration of such Shares with the Company’s transfer agent.

6.	Forfeiture of Restricted Shares. Subject to Sections 4(b) and 4(c), if your Service with the Company terminates before all of the Restricted Shares have vested, or if you attempt to transfer Restricted Shares in a manner contrary to the transfer restrictions, you will immediately forfeit all unvested Restricted Shares. Any Restricted Shares that are forfeited shall be returned to the Company for cancellation.

7.	Restrictive Legends and Stop-Transfer Orders.

(a)	Legends. Any certificate or certificates representing the Restricted Shares will bear the following legend (as well as any legends required by applicable state and federal corporate and securities laws) noting the existence of the restrictions set forth in this Agreement:

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE PARTICIPANT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(b)	Stop-Transfer Notices. You agree that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)	Refusal to Transfer. The Company will not be required (i) to transfer on its books any Shares subject to this Agreement that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the such Shares will have been so transferred.

8.	No Right to Continued Service or Future Awards. This Agreement awards Restricted Stock to you, but does not impose any obligation on the Company to make any future grants or issue any future awards to you or otherwise continue your participation under the Plan. This Agreement will not give you a right to continued Service with the Company or any Affiliate, and the Company may terminate your Service and otherwise deal with you without regard to the effect it may have upon you under this Agreement

9.	Tax Consequences. You understand that unless a proper and timely election under Section 83(b) of the Code has been made, at the time the Restricted Shares vest, you will be obligated to recognize ordinary income and be taxed in an amount equal to the Fair Market Value as of the date of vesting of the Restricted Shares then vesting. You shall be solely responsible for any tax obligations that may arise as a result of this Award. You understand that you may choose to file, within thirty (30) days of the Grant Date, an election with the Internal Revenue Service electing pursuant to Section 83(b) to be taxed on the Fair Market Value of the Restricted Shares on the Grant Date. You acknowledge that it is your sole responsibility to timely file such an election, and that if such an election is made, you shall promptly provide the Company a copy.

10.	Interpretation of This Agreement. All decisions and interpretations made by the Board with regard to any question arising hereunder or under the Plan will be binding and conclusive upon the Company and you. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

11.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and any successor or assignee of the Company.

12.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and will be construed and interpreted thereunder (without regard to its conflict-of-law principles).

13.	Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the issuance and delivery of the Restricted Shares and the administration of the Plan and supersede all prior agreements, arrangements, plans, and understandings relating to the issuance and delivery of these Restricted Shares and the administration of the Plan.

14.	Amendment and Waiver. Except as provided in the Plan, this Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.

15.	Participant’s Rights Limited. You acknowledge that the Company and its Affiliates are subject to the supervisory authority of the Office of the Comptroller of the Currency (the “OCC”) as well as additional or successor financial regulators. Accordingly, the Company and its Affiliates may be bound by, and are subject to compliance with, any applicable order, rule or regulation of, memorandum of understanding with, or directive or consent, approval or no objection requirement of, the OCC or other supervisory authority or financial regulator.